Exhibit 10.43
MPLX LP 2018 INCENTIVE COMPENSATION PLAN

MPC NON-EMPLOYEE DIRECTOR PHANTOM UNIT AWARD POLICY
(Amended and Restated effective as of November 15, 2024)
1. Phantom Unit Awards. Pursuant to this MPC Non-Employee Director Phantom Unit Award Policy (the “Award Policy”) and the MPLX LP 2018 Incentive Compensation Plan (the “Plan”), the Board of Directors of MPLX GP LLC (the “Board”), a Delaware limited liability company (the “Company”), the general partner of MPLX LP, a Delaware limited partnership (the “Partnership”), grants to each non-employee director of Marathon Petroleum Corporation (“MPC”), the indirect majority owner of the Company, serving on the Board of Directors of MPC on the Grant Date (each a “Participant”):
(a)Transition Awards. On the first trading day of each of the first two calendar year quarters in 2025 (each a “Grant Date”), that number of Phantom Units determined by dividing $4,625 by the closing market price of a Common Unit of the Partnership as reported on the Consolidated Tape System on the Grant Date. The number of Phantom Units subject to the April 1, 2025, award shall be prorated by a factor equal to the number of calendar days beginning on April 1, 2025, through the date of MPC’s 2025 annual meeting of shareholders divided by 91. The number of Phantom Units awarded is subject to proration in the event an MPC non-employee director commences service on the MPC Board of Directors during the applicable calendar year quarter (in which case, pro-ration will be calculated based on the number of days that the Participant is expected to serve on the MPC Board of Directors during the applicable calendar year quarter relative to the total days in such calendar year quarter, and the Grant Date shall be the date of the Participant’s commencement of service on the MPC Board of Directors) and adjustment as provided in the Plan. The Phantom Units granted to a Participant under this subparagraph (a) are “Transition Awards.”
(b)Annual Awards. Beginning in 2025, on the first business day after the date of the annual meeting of the shareholders of MPC (also a “Grant Date”), that number of Phantom Units determined by dividing (i) the value of such award as determined from time to time by the “Committee,” as such term is defined in the Plan, by (ii) the Award Fair Market Value. As used in this subparagraph (b), “Award Fair Market Value” means the average daily closing market price of a Common Unit of the Partnership as reported on the Consolidated Tape System for the 30 calendar days preceding the Grant Date. The number of Phantom Units awarded is subject to proration in the event an MPC non-employee director commences service on the MPC Board of Directors during the one year period commencing on the Grant Date (in which case, pro-ration will be calculated based on the number of days that the Participant is expected to serve on the MPC Board of Directors during the applicable one-year period relative to the total days in such one-year, and the Grant Date shall be the date of the Participant’s commencement of service on the MPC Board of Directors) and adjustment as provided in the Plan. The Phantom Units granted to a Participant under this subparagraph (b) are “Annual Awards.” Each Annual Award is intended to be in consideration for the Participant’s service as a MPC non-employee director until the one-year anniversary of the Award’s grant date, but will be fully earned on the date of the Award; provided, that the Award will be subject to proration pursuant to paragraph 5(b) below if the Participant has a separation from service prior to that anniversary date.

(c)     Transition Awards and Annual Awards granted under subparagraphs (a) and (b) above are each an “Award” and subject to the terms and conditions of this Award Policy.
2. Relationship to the Plan. The grants of Phantom Units under this Award Policy are subject to all of the terms, conditions and provisions of the Plan and administrative interpretations, if any, that have been adopted by the “Committee,” as such term is defined in the Plan. Except as defined in this Award Policy, capitalized terms shall have the same meanings given to them under the Plan. To the extent any provision of this Award Policy conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Policy shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. For the avoidance of doubt, Phantom Units under this Award Policy shall be subject to provisions in the Plan that are required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and in particular: “separation from service” as used under this Award Policy shall have the same meaning as used under Section 409A of the Code; and those provisions regarding distributions to “specified employees” under Section 409A of the Code shall apply to distributions under this Award Policy.
3. Settlement of Phantom Units; Deferral of Awards; Definitions.
(a) Settlement of Phantom Units. The Phantom Units granted in an Award shall be settled in full in the form of a Common Unit of the Partnership: (i) on the one-year anniversary of Grant Date; (ii) on the Participant’s separation from service if (A) the Award is not a Transition Award and the Participant has elected to defer the settlement of his or her Award or (B) the Award is a Transition Award; or (iii) if earlier than the settlement date in clauses (i) or (ii) of this subparagraph 3(a), the Participant’s death.
(b) Deferral of Awards Other Than Transition Awards. A deferral election is valid when a Deferral Election Form is completed, signed by the Participant, and timely received by the Committee. Deferral elections are governed as follows:
(i)    No later than each Deferral Year’s Election Date, a Participant may submit a Deferral Election Form to defer until after separation from service the receipt of the Participant’s Award. In the event an individual becomes a Participant first eligible to participate in under this Award Policy during a Deferral Year, such Participant shall not be eligible to make a Deferral Election for any Award for that Deferral Year.
(ii)    If it does so before the last business day preceding the Deferral Year, the Committee may reject or modify any Deferral Election Form for such Deferral Year and the Committee is not required to state a reason for such action. The Committee’s rejection or modification of any Deferral Election Form must be based upon action taken without regard to any vote of the Participant whose Deferral Election Form is under consideration, and the Committee’s rejections or modifications must be made on a uniform basis with respect to similarly situated Participants.
(iii)    A Participant may not revoke a Deferral Election Form after the Deferral Year begins. Any writing signed by a Participant expressing an intention to revoke the Participant’s Deferral Election Form before the close of business on the relevant Election Date is a revocation.

(iv)    For any Participant who does not submit a valid Deferral Election Form to the Committee by the Election Date for a Deferral Year, the Participant’s Deferral Election Form then in effect shall remain effective for the upcoming Deferral Year. Any Participant who does not submit a valid Deferral Election Form by the Election Date and does not otherwise have a deferral election then in effect may not defer an Award for the Deferral Year.
(c)    Deferral of Transition Awards. As provided in paragraph 3(a)(ii)(B) above, the settlement of a Participant’s Transition Award will automatically be deferred to the Participant’s separation from service (or, if earlier, the Participant’s death) and will not be subject to any deferral election by the Participant, and, further, paragraph 5 will apply to such Transition Award.
(d)    Definitions. As used in this Award Policy (including any Deferral Election Forms), the following terms shall have the following meanings:
(i)    “Deferral Election Form” means a document designated by the Committee for the purpose of allowing a Participant to elect the deferral of an Award under paragraph 3(b).
(ii)    “Deferral Year” means the calendar year for which a Participant has elected to defer an Award.
(iii)    “Election Date” means the date established pursuant to this Award Policy as the date before which a Participant must submit a valid Deferral Election Form to the Committee. Notwithstanding the foregoing, the Committee may set an earlier date as the Election Date for any Deferral Year. All Election Dates shall be established in conformity with Code Section 409A.
(e)    Prior Awards. The Phantom Units granted under this Award Policy as in effect prior to November 15, 2024, shall be subject to the terms of the Award Policy as in effect prior to such date, and shall be settled in full in the form of a Common Unit of the Partnership for each Phantom Unit subject to this Award Policy as then in effect upon the earlier of the Participant’s separation from service or the Participant’s death.
4. Dividends and Cash Distributions. During the period between the Grant Date and the date the Phantom Units under an Award are settled, for any dividends and/or cash distributions paid by the Partnership on outstanding Common Units of the Partnership, the Participant shall be credited with additional Phantom Units, including any fractional Phantom Units, based on the Fair Market Value of a Common Unit of the Partnership on the date such dividend and/or cash distribution is made. Any additional Phantom Units granted pursuant to this paragraph 4 shall be subject to the same terms and conditions applicable to the Phantom Units to which these dividend and/or cash distributions relate, including, without limitation, the restrictions on transfer, forfeiture, settlement and distribution provisions contained in this Award Policy or the Plan.
5. Issuance of Common Units; Proration of Certain Awards.
(a)    General. During the period of time between the Grant Date and the date the Phantom Units under an Award settle, the Phantom Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive Common Units, subject to the terms and conditions applicable to the Phantom Units. Upon the settlement date as described in paragraph 3 above, the Participant shall be entitled to receive a number of Common Units of the Partnership equal to the total of the number of Phantom Units granted under the Award and any additional Phantom Units credited pursuant to paragraph 4 above with any fractional Phantom Units remaining settled in cash. Such Common Units shall be issued and registered in the name of the Participant. Subject to the terms of the Plan, all amounts payable to the Participant in respect of the Phantom Units, including the issuance of Common Units of the Partnership pursuant to this paragraph 5, shall be paid as of the first day of the calendar month following the expiration of 45 days following the settlement date. The Participant shall not have the right or be entitled to exercise any voting rights, receive cash distributions or dividends or have or be entitled to any rights as a partnership unit holder in respect of the Phantom Units under an Award until such time as the Phantom Units have been settled and corresponding Common Units of the Partnership have been issued.
(b)    Proration. In the event of a Participant’s separation from service, including on account of death, prior to the one-year anniversary of an Annual Award, the Phantom Units attributable to such Award (and including any additional Phantom Units credited pursuant to paragraph 4 above) shall be prorated by a factor equal to the number of days from the Award’s grant date to the date of the Participant’s separation from service divided by 365, with the result rounded down to the next whole Phantom Unit. This proration rule applies to the Award whether or not the Award is deferred pursuant to paragraph 3(b) above.
6. Nonassignability. Upon the Participant’s death, the Phantom Units credited to the Participant under an Award shall be transferred to the Participant’s beneficiary as designated under the Marathon Petroleum Corporation Deferred Compensation Plan for Non-Employee Directors (as may be amended and otherwise in effect from time to time), or if no such beneficiary designation has been executed by Participant, to the Participant’s estate and upon such transfer settled in Common Units. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Phantom Units, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Phantom Units shall have no effect.
7. Nature of the Grant. Under this Award Policy, the Participant is not an employee of the Company, the Partnership or MPC, and any Award is granted in connection with service as a non-employee director on the MPC Board of Directors to the benefit of the Company and the Partnership and should not be considered in any way as compensation for, or relating in any way to, past services for the Company, the Partnership or MPC, or any affiliates or predecessors of any of the foregoing as an employee.
8. Modification of Award Policy. Any modification of this Award Policy shall be binding only if evidenced by resolution of the Board, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant.
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